Exhibit 1


                               Amendment No. 1 to
                               PURCHASE AGREEMENT
                               ------------------

     THIS AGREEMENT is dated as of October 30, 1998, and constitutes Amendment No. 1 (this "Amendment") to the Purchase Agreement (the "Purchase Agreement") by and between Medical Dynamics, Inc., a Colorado corporation (the "Company"), and The Tail Wind Fund, Ltd., a British Virgin Islands limited liability company (the "Investor") which Purchase Agreement was made as of the 31st day of July, 1998.

     In  consideration of the mutual promises made herein and for other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

1. Paragraph 2.2 of the Purchase Agreement be and hereby is amended in its entirety to read as follows:

          2.2 Second Investment. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties contained herein, upon the satisfaction of the conditions set forth in clauses (d),
     (e) and (f) of this paragraph 2.2 on or before November 13, 1998, the Investor shall purchase and the Company shall sell and issue to the Investor (a) Debentures at an aggregate purchase price of $400,000, which shall be issued and delivered against receipt of funds as contemplated by
     Section 3 of this Agreement in four equal Debenture forms of $100,000 face amount each and (b) the Second Investment Warrant (the "Second Investment"). The parties expressly waive satisfaction of those conditions set forth in subparagraphs (a), (b) and (c) of this Section 2.2 prior to the closing of the Second Investment.

2. Paragraph 2.3 of the Purchase Agreement is hereby amended to delete the following words in the fourth line of said paragraph: "in the month of December 1998."

3.   In  consideration   of  the  Investor  making  the  Second   Investment  as
     contemplated in Section 2.2 hereof:

     (a) The form of Debenture attached to the Purchase Agreement as Exhibit "A" will be amended as contemplated in Exhibit "B" attached hereto (specifically, to reduce the Ceiling Price to 105% of the average closing bid price of the Common Stock for the twenty days prior to the effective date of the registration statement contemplated by the Registration Rights Agreement) and by this reference incorporated herein, and the form of Debenture, as amended, will be issued to the Investor representing the Second Investment; and



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     (b)  The  Company  will  deliver  to  the  Investor  an  amendment  to  the outstanding Convertible Debentures CD98-001 through CD98-010 in the form of the amendment attached hereto as Exhibit "B".

4. This Amendment to the Purchase Agreement constitutes a part of and a modification to the Purchase Agreement, and references herein to the Purchase Agreement shall mean the Purchase Agreement as modified hereby. Except as modified hereby, the Purchase Agreement shall remain in full force and effect in accordance with its stated provisions.

5. This Amendment may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement. Either party hereby may confirm legal delivery of the signed counterparts by facsimile delivery of a copy of this Amendment to the other party.

6. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

IN WITNESS WHEREOF, the Company and the Investor have made this Amendment to the Purchase Agreement as of the date first above written.

MEDICAL DYNAMICS, INC.                        THE TAIL WIND FUND, LTD.


By:  /s/ Van A. Horsley                       By: /s/ Brighton Holdings Limited
     --------------------                         ------------------------------
     Van A. Horsley, President                Title: Sole Director